Exhibit 99.1

AMRI Announces Senior Level Leadership Appointment for Discovery Services

Michael A. Luther, Ph.D., Named Senior Vice President of Discovery – to Spearhead Expanding Biology Capabilities

Albany, NY (October 16, 2013) — AMRI (NASDAQ: AMRI) today announced the appointment of Michael A. Luther, Ph.D., as Senior Vice President, Discovery, effective October 28, 2013. Dr. Luther will report to Thomas E. D’Ambra, Ph.D., President and CEO.

Dr. Luther will lead AMRI’s global discovery organization, which provides biology and chemistry services to the biopharmaceutical industry, with locations in the U.S., Singapore and Hyderabad, India. Dr. Luther will also oversee AMRI’s expansion into Western New York via the development of the Buffalo Medical Innovation and Commercialization Hub at Buffalo Niagara Medical Campus (BNMC Hub), a new pharmaceutical research, development and testing initiative in Buffalo, N.Y. announced by New York Governor Andrew M. Cuomo in December 2012.

Dr. Luther was most recently Corporate Vice President of Global Discovery Research Services at Charles River Laboratories, from August 2012 through September 2013, where he served as the general manager of the firm’s discovery business unit, including developing and implementing strategic and operating plans. Prior to his role at Charles River, from March 2009 through August 2012, he was President and a member of the Board of Directors of the David H. Murdock Research Institute in Kannapolis, North Carolina where he led and directed all activities of the institute, which included applied R&D activities that facilitate and accelerate discovery to proof of principle and early product development in areas of human health. Prior to this, from November 2006 through March 2009 he held the position of Vice President and Site Head at Merck Frosst at their Montreal, Canada site, focused on the delivery of Phase I candidates from target to clinic for novel therapeutics in respiratory and metabolic disorders. Prior to this, from 1991 through 2006 he held positions of increasing responsibility at GlaxoSmithKline, culminating in his appointment as Vice President, High Throughput Biology.

“We are pleased and excited Dr. Luther is joining AMRI’s leadership team as we continue to execute our growth strategy and move forward providing high quality services to the pharmaceutical and biotechnology industries,” said Dr. D’Ambra. “Mike’s strong biology background and accomplishment, as well as his experience in both large pharma and the CRO world bring to his role the experience and network to strengthen AMRI’s position as a leading discovery partner to the industry. I am confident that Dr. Luther is the right person to lead AMRI’s strong global discovery brand to the next level as we expand the breadth and depth of our biology capabilities in line with movement by our customers seeking greater and more integrated offerings by service providers. In addition, he is joining AMRI at an exciting time as we expand in partnership with CNSE under Governor Cuomo’s leadership.”

Dr. Luther earned his Ph.D. in biophysical chemistry from St. Louis University School of Medicine; an M.B.A. from Duke University, Fuqua School of Business; and a B.Sc. in biology and chemistry from North Carolina State University. Dr. Luther has authored numerous scientific papers and serves on several Boards of Directors for both academic and industry trade organizations, including the Center for Tropical and Emerging Global Diseases and the College of Life Sciences Research Foundation, North Carolina State University.

Dr. Luther succeeds Bruce J. Sargent, Ph.D., Senior Vice President of Drug Discovery, who has elected to retire at the end of the year. “We thank, and are grateful to, Dr. Sargent for his long and successful career at AMRI,” said Dr. D’Ambra. “Bruce joined AMRI as a Director of Medicinal Chemistry in 2001 and rose through the company to eventually become our Senior Vice President of Drug Discovery. Under Bruce’s leadership, several of our internal R&D programs achieved successful milestones, some of which have been successfully out-licensed to other parties.”

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development and manufacturing services. For over 21 years, AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCING™, a full range of value-added opportunities providing customers with informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

Contacts

Investors: Michael Nolan, AMRI Chief Financial Officer, 518-512-2261
Media: Gina Monari, AMRI Communications, 518-512-2512

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